CLASS A-1 NOTE
                        LOAN AND STANDBY TRUST AGREEMENT


      THIS LOAN AND STANDBY TRUST AGREEMENT is dated as of ___________,
  1997 between Ministry Partners Investment Corporation, a California corporation (the "Company"), the Holders of the Company's Class A-1 Notes, as defined below, and such Trustee or Trustees as may be appointed by the Holders pursuant to the terms hereof.

      WHEREAS, the Company has undertaken to offer and issue, through an offering registered under the Securities Act of 1933, as amended (the "1933 Act"), pursuant to that certain Registration Statement on Form SB-2 and the Prospectus which is a part thereof (the "Prospectus"), as supplemented, up to $25,000,000 of its Class A-1 Notes.

      NOW, THEREFORE, in consideration of the agreements contained herein and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Company, the Holders and the Trustee mutually agree as follows:

                                ARTICLE I

         DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

  Section  1.  Definitions

      For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the capitalized terms used herein and not otherwise defined in this section have the meaning assigned to them in the Prospectus and include the plural as well as the singular. All accounting terms not otherwise defined herein have the meanings assigned to them in the Prospectus and all computations herein provided for shall be made in accordance with generally accepted accounting principles. In determining generally accepted accounting principles, the Company may conform to any other rule or regulation of any regulatory authority having jurisdiction over the Company.

      "Adjusted Net Worth" means the sum of (i) the consolidated equity of the common stockholders of the Company and any consolidated subsidiary, plus (ii) the respective amounts reported on such entity's most recent balance sheet with respect to any series of preferred stock, plus (iii) the amount of the ECCU credit line, whether or not then funded, and any loan ECCU or any other lender is contractually obligated to loan to the Company, but only to the extent such loan amount is expressly subordinated in right to payment on a current basis to the Class A-1 Notes. For purposes of computing Adjusted Net Worth, except with respect to the ECCU credit line and any other loans included in Adjusted Net Worth as provided in the foregoing, all transactions between the Company and any Affiliates, including ECCU, shall be treated as if the transactions had been entered into with an unaffiliated third-party to the extent that GAAP would require any different treatment.

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," "controlling" and "controlled," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      "Agreement" means this instrument as originally executed or as it may from time to time be supplemented, modified or amended by one or more supplemental agreements hereto entered into pursuant to the applicable provisions hereof. The Agreement is not qualified under or subject to the Trust Indenture Act of 1939, as amended.

      "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the State of California are not required to be open.

      "Cash Flow" means with respect to any period, Consolidated Net income of the Company and any subsidiary for such period plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with the sale or other disposition of any assets (to the extent such net losses were deducted in computing Net Income for such period), plus (b) provision for taxes based on income or profits to the extent such provisions for taxes was deducted in computing Net Income for such period, plus (c) Fixed Charges for such period, plus (d) depreciation and amortization (including amortization of goodwill and other intangibles) for such period to the extent such depreciation and amortization were deducted in computing Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP, plus (e) interest expense paid or accrued for such period with respect to the subordinated ECCU Credit line and any other Indebtedness which is subordinated to the Notes, plus (f) the unused amount of the ECCU Credit Line (and any other financing subordinated to the Notes) available to the Company on the date the determination of Cash Flow is made.

      "Class A Notes" means the Series 1, Series 5, Series 10, Series 25, Series 50, Series 100 and Series C Notes provided, however, that the aggregate of all series of Class A Notes shall not exceed $5,000,000.

      "Class A-1 Notes" means the Series 1, Series 5, Series 10, Series 25, Series 50, Series 100 and Series C Notes provided, however, that the aggregate of all series of Class A-1 Notes shall not exceed $25,000,000.

      "Default" means any event that with the passage of time or the giving of notice or both is or could be an Event of Default.

      "ECCU Credit Line" means that certain loan agreement and note in the amount of $2,100,000 dated February 26, 1997, as amended, as subordinated by that certain Subordination Agreement dated June 1, 1994, as amended.

      "Events of Default" means those Events of Default defined under "Events of Default" herein, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

      "Fixed Charges" means, with respect to any period, consolidated interest expense for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, noncash interest payments and the interest component of capital leases, but excluding amortization of deferred financing fees) plus, without duplication, all interest capitalized for such period on a consolidated basis and in accordance with GAAP. Fixed Charges shall not include any interest expense for such period paid or accrued with respect to any loan to the extent it is expressly subordinated to in right of payment amounts due and payable to the Class A-1 Notes.

      "Fixed Charge Coverage Ratio" means, with respect to any period, the ratio of the Cash Flow of the Company for such period to the Fixed Charges of the Company for such period. In the event the Company incurs, assumes, guarantees, repays, redeems or otherwise retires any Indebtedness (other than the Company's credit line with ECCU) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, redemption or retirement of Indebtedness, including, if applicable, the application of the proceeds therefrom, as if the same had occurred at the beginning of the applicable period. In making such calculations on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

      "Holder" means the Person or Persons in whose name a Class A-1 Note is registered on the books and records of the Company as a holder of Class A-1 Notes.

      "Indebtedness" means any indebtedness, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or credit (or reimbursement agreements in respect thereof), (ii) representing the balance deferred and unpaid of the purchase price of any property, (iii) representing capital lease obligations; and
  (iv) representing any hedging obligations, except, in each case, any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than hedging obligations) would appear as a liability upon a balance sheet prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of obligations of other persons that would be included within this definition.

      "Majority in Interest" or "Majority of Principal Amount" shall mean a majority of the outstanding unpaid principal amount of all Outstanding Class A-1 Notes plus all unpaid interest due thereon (as reflected on the books and records of the Company as voted by the Holders thereof).

      "Maturity Date" means the date on which the unpaid balance of principal and accrued interest is due and payable on the respective Class A-1 Note. The Maturity Date of a Class A-1 Note may be six (6), twelve
  (12), twenty-four (24), thirty (30) or sixty (60) months, other than the Series C Notes shall have a Maturity Date of seventy-two (72) months from the date of issuance.

      "Net Income" means, with respect to the Company for any period, the aggregate of the net income of the Company for such period, on a consolidated basis, determined in accordance with GAAP; provided that the Net Income of any entity that is not a subsidiary of the Company or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent entity or a wholly-owned subsidiary of the Company.

      "Net Tangible Assets" means, with respect to the Company, the total amount of assets of the Company and any subsidiary (less applicable reserves) on a consolidated basis, as determined in accordance with GAAP, less intangible assets. For purposes of computing Net Tangible Assets, all transactions between the Company and any Affiliates, including ECCU, shall be treated as if the transactions had been entered into with an unaffiliated third-party to the extent GAAP would require any different treatment.

      "Other Indebtedness" means any Indebtedness of the Company outstanding other than any amounts owing with respect to the Class A-1 Notes and any extension, refinancing, refunding, renewal, substitution or replacement of any such Indebtedness, but only to the extent that any such extension, refinancing, refunding, renewal, substitution or replacement does not exceed the principal amount of the Indebtedness being extended, refinanced, refunded, renewed, substituted or replaced (plus the amount of the reasonable fees and expenses in connection therewith) and that no additional security is granted in connection with any such extension, refinancing, refunding, renewal, substitution or replacement.

      "Outstanding Class A-1 Notes" when used with respect to Class A-1 Notes means, as of the date of determination, all Class A-1 Notes theretofore issued and delivered by the Company and not paid, prepaid or redeemed in full pursuant to their terms.

      "Person" means any individual, corporation, partnership, joint venture, association, joint-stock partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

      "Rate Schedule" means the schedule of interest rates payable on the Class A-1 Notes as issued from time to time by the Company as a supplement to the Prospectus.

      "Series 1 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $1,000, bearing interest at the rate designated for Series 1 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

      "Series 5 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $5,000, bearing interest at the rate designated for Series 5 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

      "Series 10 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $10,000, bearing interest at the rate designated for Series 10 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

      "Series 25 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $25,000, bearing interest at the rate designated for Series 25 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

      "Series 50 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $50,000, bearing interest at the rate designated for Series 50 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

      "Series 100 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $100,000, bearing interest at the rate designated for Series 100 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

      "Series C Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes issued in the initial principal amount of $10,000 or $25,000 bearing interest at the variable rate designated by the Company for the Series C Notes on the Rate Schedule effective on the date of issuance of the Note and having a Maturity Date of seventy-two (72) months from the date of issuance.

      "Tangible Adjusted Net Worth" means the Adjusted Net Worth of the Company less the Company's intangible assets, if any.

      "Trustee" means the Person or Persons elected as the "Trustee" pursuant to the terms of this Agreement or a successor thereto once the latter shall have become such pursuant to the applicable provisions of this Agreement.

  Section B.  Acts of Holders

      1. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more substantially concurrent instruments of substantially similar tenor signed by such Holders in person or by an agent or attorney duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is herein expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments.

      2. The ownership of the Class A-1 Notes shall be conclusively proven by the books and records of the Company.

      3. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Class A-1 Note shall bind every future Holder of the same Class A-1 Note and the Holder of every Class A-1
  Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Class A-1 Note.

  Section C.  Notices to Trustee and the Company

      Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with:

           1. The Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if given in writing by personal service or mailed by certified mail, return receipt requested, addressed to the Trustee at the address provided to the Holder by the Trustee in writing, or

           2. The Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder if given in writing by personal service or mailed by certified mail, return receipt requested, addressed to the Company at 1150 N. Magnolia Avenue, Anaheim, California 92801,
  Attention: John C. Garmo, President, or at any other address previously furnished in writing to the Trustee by the Company.

  Section D.   Notices to Holders

      Where this Agreement provides for publication of notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder of such Class A-1 Notes, at the address of such Holder as it appears in the books and records of the Company, not later than the latest date, and not earlier than the earliest date, prescribed for the first publication of such notice.

  Section E.   Effect of Headings and Table of Contents

      The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

  Section F.   Successors and Assigns

      All covenants and agreements in this Agreement by the Company shall bind its successors and assigns, whether so expressed or not.

  Section G.   Severability

      In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

  Section H.   Benefits of Agreement

      Nothing in this Agreement or in the Class A-1 Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

  Section I.   Governing Law

      This Agreement and all rights and obligations of the undersigned hereof shall be governed, construed and interpreted in accordance with the laws of the State of California without regard to conflict of law principles.

  Section J.   Persons Deemed Owners

      The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name any Note is registered as the owner of such Class A-1 Note for the purpose of receiving payment of principal of or interest on said Class A-1 Note and for all other purposes whatsoever, whether or not such Class A-1 Note is overdue.

                            ARTICLE II

               CONTINUING COVENANTS OF THE COMPANY

  Section A.  Continuing Covenants of the Company

      1. Limitation on Restricted Payment. While any Class A-1 Note is outstanding, the Company shall not, and will not permit any subsidiary to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the stock of the Company or any subsidiary (other than dividends or distributions payable (x) in capital stock of the Company or such subsidiary or (y) to the Company or any wholly-owned subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any capital stock of the Company or any wholly-owned subsidiary; (iii) voluntarily purchase, redeem or otherwise acquire or retire for value, prior to the scheduled maturity of any mandatory sinking fund payments thereon or the stated maturity thereof, any Indebtedness of the Company that is subordinated in right of payment to the Class A-1 Notes (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

                (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

           (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company or any subsidiary, does not exceed the sum of:

                (i) 50% of the Net Income of the Company for the period (taken as one accounting period) from fiscal year ended December 31, 1996 to the end of the Company's most recently ended full fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Net Income for such period is a deficit, 100% of such deficit), plus

                (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of capital stock of the Company (other than capital stock sold to a subsidiary of the Company), debt securities or capital stock convertible into capital stock of the Company upon such conversion, or any funds advanced or loaned to the Company by ECCU under its subordinated line of credit, plus

                (iii) 100% of the cash, if any, contributed to the capital of the Company, as additional paid in capital by any stockholder of the Company.

           (c) The foregoing notwithstanding, the provisions of subsection (b)(i), (ii) and (iii) above shall not prohibit the following Restricted Payments:

                (i) the payment of any dividend within sixty (60) days after the date of declaration thereof, if at said date of declaration such payment would have complied with the foregoing provisions; or

                (ii) (x) the redemption, repurchase, retirement or other acquisition of any capital stock of the Company, (y) the purchase, redemption or other acquisition or retirement for value prior to the scheduled maturity of any mandatory sinking fund payments or stated maturity of Indebtedness of the Company subordinated in right of payment to the Holders of the Class A-1 Notes, or (z) the making of any investment in the Company or any subsidiary of the Company in each case of (x), (y) and
  (z) in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Company) of, capital stock of the Company.

      2. Limitation or Outstanding Class A-1 Notes. The Company shall not issue any Class A-1 Note if, after giving effect to such issuance, the Class A-1 Notes then outstanding would have an aggregate unpaid balance exceeding $10,000,000.

      3.   Limitation on Incurrence of Indebtedness.  While any Class A-1
  Note is outstanding, the Company shall not, and will not permit any subsidiary to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become, directly or indirectly, liable with respect to (collectively, "incur") any Indebtedness; unless the Fixed Charge Coverage Ratio of the Company, determined on a consolidated basis, for the Company's most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred, would have been at least 1.20 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom to a repayment of any Indebtedness), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period. Provided, however, that notwithstanding the foregoing, the Company may incur Indebtedness that: (i) is evidenced by the Class A-1 Notes; (ii) was existing at December 31, 1996 as it may be extended or modified; (iii) is incurred in the ordinary course of business for the funding of mortgage loans which includes warehouse lines of credit and gestation or repurchase facilities; (iv) is in respect of performance, completion, guarantee, surety and similar bonds, banker's acceptances or letters of credit provided by the Company in the ordinary course of business; and/or (v) when incurred, does not result in other Indebtedness in excess of $750,000 outstanding at any time.

      4.   Merger, Consolidation or Sale of Assets.  While any Class A-1
  Note is outstanding, the Company shall not consolidate or merge with or into any other person or entity (whether or not the Company is the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (excepting loans held for sale in the normal course of the Company's mortgage banking operations) in one or more related transactions to, another corporation, person or entity, unless (i) the Company is the surviving corporation of such consolidation or merger; and (ii) immediately after such transaction no Default or Event of Default exists.

      5. Maintenance of Tangible Adjusted Net Worth. In the event that, while any Class A-1 Note is outstanding, within 55 days after the end of any fiscal quarter (100 days after the end of any fiscal year) as of the end of which the Company's Tangible Adjusted Net Worth is less than $2,000,000 (the "Minimum Tangible Adjusted Net Worth"), the Company shall notify the Holders of such event and shall within sixty (60) days thereafter restore its Tangible Adjusted Net Worth to an amount greater than the Minimum Tangible Adjusted Net Worth.

      6. Books and Records. The Company shall keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions of or in relation to the Class A-1 Notes and the business and affairs of the Company in accordance with generally accepted accounting principles. The Company shall furnish to the Trustee any and all information related to the Class A-1 Notes as the Trustee may reasonably request and which is in the Company's possession.

                              ARTICLE III

                                REMEDIES

  Section A.  Events of Default

      Each of the following constitutes an Event of Default under the Class A-1 Notes: (i) default for thirty (30) days in the payment when due of interest or penalty on any Class A-1 Note; (ii) default for thirty (30) days in the payment when due of principal of any Class A-1 Note; (iii) if not cured in a timely manner, failure by the Company to observe or perform any of the covenants or agreements in the Class A-1 Notes or set forth under Article II hereof required to be performed by it; or (iv) if not cured in a timely manner, default under the instruments governing any Other Indebtedness or any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Other Indebtedness for money borrowed by the Company, whether such Other Indebtedness or guarantee now exists or is hereafter created, which default
  (a) is caused by a failure to pay when due principal or interest on such Other Indebtedness within the grace period provided in such Other Indebtedness and which continues beyond any applicable grace period (a "Payment default") or (b) results in the acceleration of such Other Indebtedness prior to its express maturity, provided in each case the principal amount of any such Other Indebtedness, together with the principal amount of any other such Other Indebtedness under which there has been a Payment default or the maturity of which has been so accelerated, aggregates $250,000 or more.

      In order to cure payment Default, the Company must mail to the Holder, direct deposit or credit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of 10% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of the Class A-1 Notes until the date it actually is mailed, deposited or credited.

  Section B.  Appointment of Trustee and Commencement of Operation of the
  Trust

      If an Event of Default occurs and is continuing, then and in every such case the Holders of not less than a Majority in Principal Amount of the Outstanding Class A-1 Notes by written and signed ballot or other written and signed consent may, within thirty (30) days of such Event of Default, appoint a Trustee. Upon delivery of the properly executed written instrument evidencing the appointment of the Trustee and the latter's acceptance of such appointment by due execution of this specific and exact form of Agreement, the operation of this Trust shall commence and the power and rights of the Trustee hereunder shall begin.

  Section C. Covenant to Pay Trustee Amounts Due on Class A-1 Notes and Right of Trustee and Holders of Judgment

      The Company covenants that, if an Event of Default has occurred and is continuing, the Company will, upon written request of the Trustee, cure such default and pay forthwith for the benefit of the Holders the whole amount then due, any penalties which may be due and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due to the Trustee hereunder. If the Company fails to cure such defaults and pay such amounts forthwith upon such demand, the Trustee, in its own name and as Trustee of an express trust, shall be entitled to sue for and recover judgment against the Company and any other obligor on the Class A-1 Notes for the amount so due and unpaid pursuant to the terms of the Class A-1 Notes.

      If any Event of Default occurs and is continuing, the Trustee or the Holders of not less than a Majority in Principal Amount of the then Outstanding Class A-1 Notes may declare all the Class A-1 Notes to be due and payable immediately and take any action allowed by law to collect such amounts. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all Outstanding Class A-1 Notes will become due and payable without further action or notice.

      The Trustee may withhold from the Holders notice of any Default or Event of Default if it believes that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or penalties.

  Section D.  Application of Money Collected

      Any money collected by the Trustee pursuant to this Article, together with any other sums then held by the Trustee hereunder, shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal or interest upon presentation of the Class A-1 Notes, and the notation thereof of the payment if only partially paid and upon surrender thereof if fully paid:

           (i) First: To the payment of all unpaid amounts due to the Trustee hereunder;

           (ii) Second: To the payment of the whole amount then due and unpaid on the Outstanding Class A-1 Notes, for principal and interest and any penalties which may be due under the terms of the Class A-1 Notes, in respect of which or for the benefit of which such money has been collected; and in case such proceeds shall be insufficient to pay in full the whole amount so due and unpaid on such Class A-1 Notes, then to the payment of such principal and interest and without any preference or priority, ratably according to the aggregate amount so due; and

           (iii) Third: To the payment of the remainder, if any, to the Company or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

  Section E.  Trustee May File Proofs of Claim

      In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor upon the Class A-1 Notes or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Class A-1 Notes shall then be due and payable, as therein expressed or by declaration or otherwise, and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

           (i) To file and prove a claim for the whole amount of principal, interest and penalty owing and unpaid in respect of the Outstanding Class A-1 Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including to the extent permitted by law any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and

           (ii) To collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

  and any custodian, receiver, assignee, Trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under this Agreement.

      Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Class A-1 Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder.

  Section F.  Trustee May Enforce Claims Without Possession of Class A-1
  Notes

      All rights of action and claims under this Agreement, or documents related thereto, may be prosecuted and enforced by the Trustee without the possession of any of the Class A-1 Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as Trustee of an express trust. Any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due to the Trustee hereunder, be for the ratable benefit of the Holders of the Class A-1 Notes (based on the aggregate amount of unpaid principal and interest due each such Holder on such date) in respect of which such judgment has been recovered.

  Section G.  Limitation on Suits

      DURING THE PERIOD OF THE OPERATION OF THIS AGREEMENT, NO HOLDER SHALL HAVE ANY RIGHT TO INSTITUTE OR CONTINUE ANY PROCEEDING or judicial action pursuant to Articles II and III above or otherwise, under or with respect to this Agreement or the Class A-1 Notes, or for the appointment of a receiver or trustee or for any other remedy hereunder, unless all of the following have occurred:

           (i) Such Holder has previously given written notice to the Trustee of a continuing Event of Default;

           (ii) The Holders of not less than a Majority in Principal Amount of the Outstanding Class A-1 Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

           (iii) Such Holder has offered to the Trustee indemnity reasonably acceptable to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request and provided security therefor reasonably acceptable to the Trustee;

           (iv) The Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

           (v) No written direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a Majority in Principal Amount of the Outstanding Class A-1 Notes;

  it being understood and intended that no one or more Holders of Class A-1 Notes shall have any right in any manner whatever by virtue of, or pursuant to any provision of this Agreement to affect, disturb or prejudice the rights created under this Agreement or the rights of any other Holders of Class A-1 Notes, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Agreement, except in the manner herein provided and for the equal and ratable benefit of all Outstanding Class A-1 Note Holders. No Holder shall have the right and each Holder hereby waives the right to sue individually except in accordance with the provisions of this Agreement.

  Section H.  Rights to Settle or Compromise

      A Trustee may not make any settlement or compromise concerning the rights of Holders, including in regard to payments of principal or interest, unless it is approved in a separate vote by a Majority in Interest of the Holders. Any settlement or compromise so approved would be binding upon all the Holders.

  Section I.  Rights and Remedies Cumulative

      Except insofar as same shall contradict the express terms of this Agreement, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law and the terms of this Agreement, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

  Section J.  Delay or Omission not Waiver

      No delay or omission of the Trustee or of any Holder of any Class A-1 Note to exercise any right or remedy accruing upon an Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Agreement or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

  Section K.  Waiver of Past Defaults

      Before any judgment or decree for payment of money due has been obtained by the Trustee as provided in this Article, the Holders of not less than a Majority in Principal Amount of the Outstanding Class A-1 Notes may, by Act of such Holders delivered to the Trustee and the Company, on behalf of the Holders of all the Notes waive any past default hereunder and its consequences and settle or compromise any claim related to the payment of principal and interest on the Outstanding Class A-1 Notes, provided the terms of such settlement or compromise have been made known to all Holders of Outstanding Class A-1 Notes and the approval of the Majority in Interest has been made in a signed written document. If and only if required by law, the Trustee may provide a procedure for any Holder so desiring to remove itself from the group settlement and to allow the Holder opting out of the group settlement to proceed to enforce its rights individually and as it sees fit.

      Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

  Section L.  Notice of Defaults

      As soon as practicable after the occurrence of any Event of Default hereunder, the Company shall transmit notice thereof by mail to all Holders of Class A-1 Notes, as their names and addresses appear on the books and records of the Company.

                               ARTICLE IV

                              THE TRUSTEE

  Section A.  Certain Duties and Responsibilities

      1. The Trustee shall, in the exercise of the rights and powers vested in it by this Agreement, use the same degree of care and skill in its exercise as a reasonable person would exercise or use.

      2. No provision of this Agreement shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

           a. The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a Majority in Principal Amount of the Outstanding Class A-1 Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement;

           b. No provision of this Agreement shall require the Trustee to advance, expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers;

           c. The Trustee shall be presumed to have acted without negligence if it acted, or omitted to act, in good faith and in reliance upon an opinion of counsel obtained by it.

  Section B.  Certain Rights of Trustee

      Except as otherwise provided below:

      1. The Trustee may consult with counsel, accountants and other experts and the advice or opinion of such counsel, accountants and other experts shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon and the Trustee shall have the right at any time to seek instructions from a court of competent jurisdiction;

      2. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any of the Holders pursuant to this Agreement, unless such Holders shall have offered to the Trustee security or indemnity reasonably acceptable to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

      3. The Trustee may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it hereunder with the care required below; and

      4. Anything to the contrary contained herein notwithstanding, the Trustee shall have no duty to take any action whatsoever if it believes in good faith that the taking of such action may expose the Trustee to personal liability.

  Section C.  May Hold Class A-1 Notes

      The Trustee in its individual or any other capacity may become the owner or pledgee of Class A-1 Notes and may otherwise deal with the Company with the same rights it would have if it were not Trustee.

  Section D.  Compensation, Reimbursement and Security Therefor

      The Company agrees:

      1. To pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder;

      2. To reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Agreement, including reasonable fees and expenses of counsel for the Trustee, except as such expense, disbursement or advance may be attributable to the Trustee's gross negligence or bad faith;

      3. To indemnify the Trustee for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

  Section E.  Trustee Eligibility

      The Trustee may not be an Affiliate of the Company.

  Section F.  Termination of Trust and Removal of Trustee, Appointment of
  Successor

      1. Upon the moment all Defaults or Events of Defaults are cured or deemed cured pursuant to this Agreement, the appointment of the Trustee and the operation of the Trust will terminate and the powers and the rights of the Trustee hereunder shall cease forthwith.

      2. No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee as provided herein.

      3. The Trustee may resign as Trustee hereunder at any time by giving written notice thereof to the Company and the Holders. Upon delivery of an instrument of acceptance by a successor Trustee duly appointed by a Majority in Interest of the Holders the resignation will become effective.

      4. The Trustee may be removed as Trustee hereunder at any time by Act of the Holders of a Majority in Principal Amount of the Class A-1 Notes, delivered to the Trustee and to the Company.

      5.   If at any time:

           a. The Trustee shall cease to be eligible as Trustee and shall fail to resign after written request therefor by the Company or by any Holder, or

           b. The Trustee shall be adjudged incompetent, bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

  then in any such case, any Holder may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

  Section G.  Acceptance of Appointment by Successor

      Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers and duties of the retiring Trustee under this Agreement.

      No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

                                 ARTICLE V

           HOLDER'S LISTS AND REPORTS BY TRUSTEE AND THE COMPANY

  Section A.  The Company to Furnish Trustee Lists of Holders

      The Company will furnish or cause to be furnished to the Trustee not more than five (5) days after its appointment and acceptance as Trustee, and at such other times as the Trustee may reasonably request in writing, within ten (10) business days after receipt by the Company of any such request, a list in such form as the Trustee may reasonably request containing all the information in the possession or control of the Company, or any of its paying agents, as to the names and addresses of the Holders of Class A-1 Notes, obtained since the date as of which the next previous list, if any, was furnished, and the status of the amount of principal and interest paid or outstanding in respect of each Class A-1 Notes.

                                ARTICLE VI

                         SUPPLEMENTAL AGREEMENTS

  Section A.  Supplement Agreement Without Consent of Holders

      Without the consent of the Holder of any Class A-1 Note, the Company, when authorized by a board resolution, and the Trustee may from time to time enter into one or more agreements supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

      1. To add to the conditions, limitations and restrictions on the authorized amount or purposes of issue, authentication and delivery of Class A-1 Notes, as herein set forth, additional conditions, limitations and restrictions thereafter to be observed; provided that any such modification does not adversely affect the rights and interests of the Holders.

      2. To evidence the succession of another corporation or entity to the Company and the assumption by any such successor of the covenants of the Company contained herein; or

      3. To add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company; or

      4. To cure any ambiguity, to amend any provision herein which may be inconsistent with any other provision herein or to make any other provisions, with respect to matters or questions arising under this Agreement, which shall not be inconsistent with the provisions of this Agreement, provided such action shall not adversely affect the rights and interests of the Holders.

  Section B.  Supplemental Agreements with Consent of Holders

      With the consent of the Holders of not less than a Majority in Principal Amount affected by such agreement or supplemental agreement, by Act of such Holders delivered to the Company and the Trustee, the Company and the Trustee may enter into an agreement or agreements supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of the Class A-1 Notes under this Agreement. Such agreement or supplemental agreement may, with the consent of a Majority in Interest of the Holders of each Outstanding Class A-1 Notes affected thereby, effect a compromise or settlement affecting the term, interest rate and other terms of all the Class A-1 Notes; provided that any such compromise or settlement must be ratable and proportionate in effect on all Outstanding Class A-1 Note Holders based on the aggregate amount of principal and interest and penalty payments due them under the terms of their respective Class A-1 Notes as of the date of settlement.

      The Trustee may in its discretion determine whether or not any Class A-1 Notes would be affected by any supplemental agreement and any such determination shall be conclusive upon the Holders of all Class A-1 Notes, whether theretofore or thereafter authenticated and delivered hereunder. The Trustee shall not be liable for any such determination made in good faith.

      It shall not be necessary for any Act of Holders under this section to approve the particular form of any proposed supplemental agreement, but it shall be sufficient if such Act shall approve the substance thereof.

  Section C.  Effect of Supplemental Agreements

      Upon the execution of any supplemental agreements under this Article, this Agreement shall be modified in accordance therewith and such supplemental agreement shall form a part of this Agreement for all purposes; and every Holder of Class A-1 Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

                                ARTICLE VII

                                DEFEASANCE

  Section A.  Payment of Indebtedness, Satisfaction and Discharge of
  Agreement.

      Whenever the Company has paid or caused to be paid all amounts then currently due and payable pursuant to the terms of the Class A-1 Notes then this Agreement and the rights and interests created hereby shall cease and become null and void (except as to any surviving rights of transfer or exchange of Class A-1 Notes herein or therein provided for and except as otherwise stated in the next paragraph) and the Trustee then acting as such hereunder shall, at the expense of the Company, execute and deliver such instruments of satisfaction and discharge as may be necessary.

      Notwithstanding anything to the contrary herein contained, the obligations of the Company to pay or reimburse the Trustee as provided herein shall survive the termination, satisfaction and discharge of this Agreement.

                               ARTICLE VIII

                              MISCELLANEOUS

  Section A.  Counterparts

      This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart. The Holders have consented hereto and are bound hereto by executing an agreement to be bound hereby contained in the subscription document related to the offering of the Class A-1 Notes.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                    MINISTRY PARTNERS INVESTMENT
                                    CORPORATION, a California corporation


                                    By: __________________________


                                    TRUSTEE

                                    By: ___________________________


                                        ___________________________
                                         Print Name


                                    Date: _________________________